
---------------------------
          FORM 4                      U.S. SECURITIES AND EXCHANGE COMMISSION
---------------------------                   Washington, D.C. 20549
[_]  Check this box
     if no longer subject           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     of Section 16. Form 4
     or Form 5 obligations   Filed pursuant to Section 16(a) of the Securities Exchange
     may continue. See        Act of 1934 Section 17(a) of the Public Utility Holding
     Instruction 1(b).              Company Act of 1935 or Section 30(f) of the
                                          Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Saperstein                           David                 I.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Weinstein, Spira & Company
 2200 Five Greenway Plaza
--------------------------------------------------------------------------------
                                    (Street)

Houston,                            Texas                70046
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Westwood One, Inc. (WON)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


July 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

      X   Director                           X   10% Owner
     ---                                    ---
          Officer (give title below)             Other (specify below)
     ---                                    ---


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

      X   Form filed by one reporting person
     ---
          Form filed by more than one reporting person
     ---
________________________________________________________________________________


--------------------------------------------------------------------------------
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                                                                                       12,920,516 1/  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/5/00                         17,100      D      $34.0932
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/6/00                         33,480      D      $34.0311
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/10/00                        22,590      D      $33.9431
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/11/00                         7,800      D      $34.0303   1,183,245 1/   I         2/
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

1/ These amounts give effect to Westwood One, Inc.'s two for one common stock split which took effect on March 23, 2000.

2/ These shares are held in each of three Trusts for the benefit of the reporting person's minor children. The reporting person's spouse is trustee of each of these Trusts. Each Trust disposed of (a post-split equivalent of) 26,990 shares of common stock in open market transactions.


DAVID I. SAPERSTEIN

/s/ David I. Saperstein                                  July 10, 2000
---------------------------------------------            -----------------------
**Signature of Reporting Person                          Date




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                                                 SEC 1474 (3/91)

                                  Page 2 of 2